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                                                                    Exhibit 99.1




           STEVEN LAMB NAMED PRESIDENT AND CEO OF WORLD KITCHEN, INC.

          ELMIRA, N.Y., January 18, 2001 - World Kitchen, Inc. today announced that Steven G. Lamb has been named President and Chief Executive Officer, effective immediately, succeeding Nathaniel C. Stoddard, who has resigned by mutual agreement with the Board of Directors.

         Steve Lamb was most recently President and Chief Operating Officer of CNH Global N.V. (NYSE: CNH), a company created in November 1999 from the merger of Case Corporation and New Holland N.V. CNH is a global leader in agricultural and construction equipment with many well-known brands and products sold through independent retailers in over 150 countries.

         Mr. Lamb, 44, was named to his post with CNH at its inception, having held the same titles with Case from October 1997. Earlier with Case he had been Executive Vice President and Chief Operating Officer from 1995 and Executive Vice President and Managing Director, Europe, from 1993.

         "Steve brings an unusual and valuable combination of skills and experience to World Kitchen," said C. Robert Kidder, Chairman of World Kitchen and also Chairman and Chief Executive Officer of affiliate Borden, Inc. "His balance of strong customer focus and operating results orientation, coupled with global experience, is exactly what World Kitchen needs at this stage.

         "He was the driving force in a dramatic restructuring and performance turnaround at Case, first in Europe and then overall," Mr. Kidder said. "His financial experience includes more than a dozen acquisitions, where he led both the transactions and subsequent integration processes. Steve's accomplishments also include major successes in supply-chain management,

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new product development, sales and distribution networks, and continuous improvement processes.

         "World Kitchen owes considerable thanks to Nat Stoddard for his contributions," Mr. Kidder noted. "When he joined last January, Nat took on the massive job of integrating every aspect of the three companies that had just merged to form World Kitchen. Going beyond hardware and processes, he did a great job in developing and rolling out a common vision for the integrated company -- based on common purpose, mission and values -- which will guide the company in becoming the worldwide leader in foodware and other home products.. At the same time he used his sales and marketing skills to strengthen trade customer partnerships and the company's consumer brand franchises.

         "One of Steve's top priorities will be to continue strengthening World Kitchen's relationships with customers and consumers," Mr. Kidder said. "He'll be focusing as well on completing the final phases of the integration and on reaching the high levels of sales and income performance that World Kitchen is ready to achieve."

         Mr. Lamb has also been elected a director of WKI Holding Company, Inc., the parent of World Kitchen, replacing Mr. Stoddard.

         Prior to joining Case in 1993, Mr. Lamb was Executive Assistant to the President of Tenneco Inc., the parent of Case prior to its public offering and NYSE listing in June 1994. Mr. Lamb played a key role in developing and implementing initiatives for a major restructuring of Case. In addition he led the improvement of several Tenneco business processes and assisted the President in managing all aspects of the company's operations. He was with International Paper Co. from 1988 to 1992 in several plant management and strategic planning positions.

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         Mr. Lamb began his business career in 1987 as a corporate finance associate with Kidder Peabody, after earning his M.B.A. at Harvard University. He received a B.S. in electrical engineering at the United States Military Academy at West Point, N.Y., in 1980 and served as an Army officer from 1980 to 1985 in Europe and the United States.

         He was a Director of Cordant Technologies Inc. prior to sale of the NYSE-listed company in May 2000, served as a member of the 2000 Advisory Committee of the U.S. Export-Import Bank and is currently a member of the 2002 Bicentennial Campaign Committee for the United States Military Academy.

         World Kitchen, Inc. is one of America's leading makers and marketers of foodware and other home products. The company's principal products are glass, glass ceramic and metal cookware, bakeware, tabletop products and cutlery sold under well-known brands including CORNINGWARE, PYREX, CORELLE, VISIONS, REVERE, EKCO, BAKER'S SECRET, CHICAGO CUTLERY, REGENT SHEFFIELD, OXO and GRILLA GEAR. The company has been an affiliate of Borden, Inc. and a member of the Borden Family of Companies since April 1998.

         World Kitchen currently employs approximately 5,200 people and has major manufacturing and distribution operations in the United States, United Kingdom, South America and Asia-Pacific regions. Additional information can be found at: www.worldkitchen.com.

Certain matters discussed in this press release are forward-looking statements based on World Kitchen's current expectations and estimates as to prospective events about which World Kitchen can give no firm assurance. These forward-looking statements are based on management's expectations as of the date hereof, and World Kitchen does not undertake any responsibility to update any of these statements in the future. Actual future performance and results could differ from that contained in or suggested by these forward-looking statements as a result of the factors set forth in filings with the Securities and Exchange Commission. See the cautionary statement relating to forward-looking statements filed with the SEC in WKI Holding Company's Quarterly Report on Form 10-Q for the period ended October 1, 2000.

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